Exhibit 99.1

                           MERITAGE [LOGO] CORPORATION
                  LISTED ON THE NEW YORK STOCK EXCHANGE - MTH
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                                 PRESS RELEASE
              A DYNAMIC GROWTH COMPANY IN THE HOME BUILDING SECTOR

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
Contacts:  ARIZONA:                         TEXAS:                           NEW YORK:
           Larry Seay                       Jane Hays                        Chris Tofalli
           CFO & Vice President-Finance     Vice President-Corp. Develop.    Broadgate Consultants
           (480) 998-8700                   (972) 612-8085                   (212) 232-2222
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          MERITAGE CORPORATION ENTERS LAS VEGAS MARKET WITH ACQUISITION
                               OF PERMA-BILT HOMES

     SCOTTSDALE, ARIZ. AND DALLAS AND (OCTOBER 7, 2002) - MERITAGE CORPORATION (NYSE:MTH) announced today that it has completed the purchase of the homebuilding assets of Perma-Bilt Homes, a builder of quality single-family homes in the Las Vegas, Nevada, metropolitan area.

     Perma-Bilt Homes, established in 1993, builds a wide range of homes with a focus on serving the move-up housing markets and ranks as a Top 10 Builder in Las Vegas. During 2001, Perma-Bilt closed 413 homes at an average selling price of approximately $202,000, resulting in total revenue of $83.5 million and EBITDA of $13.7 million. The acquisition is expected to be accretive to Meritage's earnings in 2002 after giving effect to transaction-related expenses.

     "We consider this to be an excellent acquisition," said Steve Hilton, Co-Chairman and Co-Chief Executive Officer of Meritage. "Perma-Bilt Homes meets our criteria in every way: it is a well-respected company whose product is in the medium price point. It is a top builder in the important Western region and in the seventh largest housing market of the United States. Perma-Bilt's strong management team is committed to growing the company, while its present size and lot position make future growth attainable. And, we believe the company's culture to be a good fit with Meritage."

     The purchase price of the company is estimated at approximately $46.6 million, comprised of cash payable at closing of $29.9 million and the repayment of existing debt in the amount of $16.7 million plus an earn-out. Daniel Schwartz, the founder, President and CEO of Perma-Bilt Homes will join Meritage as President of its Las Vegas division.

     "We are pleased that Danny Schwartz and his senior team will continue to manage our operations in Las Vegas. Danny has a wealth of knowledge and executive experience in the Las Vegas homebuilding/land development market," added John Landon, Co-Chairman and Co-Chief Executive Officer of Meritage. "We all look forward to the growth that the Perma-Bilt division will bring to the Company. Including Perma-Bilt, Meritage now has a strong position in four of the seven top housing markets in the U.S.: Dallas/Ft. Worth, Phoenix, Houston, and Las Vegas - as well as divisions in Austin, Tucson, San Francisco East Bay and Sacramento."

                                    - more -

     ABOUT MERITAGE CORPORATION

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from first-time to semi-custom luxury. The Company was recently ranked by FORBES magazine as #4 of its "200 Best Small Companies in America," and has appeared twice on FORTUNE's list of the "Fastest Growing Companies in America." The Company operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin and Houston, Texas markets under the Legacy Homes and Hammonds Homes brand names and in the San Francisco East Bay and Sacramento, California markets as Meritage Homes. The Meritage web site is located at: www.meritagehomes.com.

     Certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning our expectations about the accretive effect and the anticipated favorable results of the Perma-Bilt Homes acquisition.

     Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

     With respect to the Perma-Bilt transaction, these uncertainties include: the Perma-Bilt acquisition will not close; the risks that the businesses will not be integrated successfully; the risk that Perma-Bilt's performance during the remainder of 2002 and beyond will not be as good as it has been since 2001; that the market and financial synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that the acquisition will not be accretive to earnings within the time period estimated by management, or at all; that unanticipated expenses and liabilities may be incurred; and that the combined companies will lose key employees or suppliers.

     In addition, our business is also subject to a number of risks and uncertainties including: the strength and competitive pricing environment of the single-family housing market; changes in the availability and pricing of residential mortgages; changes in the availability and pricing of real estate in the markets in which we operate; our level of indebtedness; demand for and acceptance of our homes; the success of planned marketing and promotional campaigns; the success of our program to integrate existing operations with our planned new operations or those of past or future acquisitions; our ability to raise additional capital; our success in locating and negotiating favorably with possible acquisition candidates; recent legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the economic impact of foreign hostilities or military action; general economic slow downs; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in Meritage's Form 10-K Report for the year ended December 31, 2001 under the captions "Market of the Registrant's Common Stock and Related Stockholder Matters - Factors that May Affect Future Stock Performance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Factors That May Affect Our Future Results and Financial Condition" and in Exhibit 99.1 of Meritage's Form 10-Q for the quarter ended June 30, 2002. As a result of these and other factors, the Company's stock and note prices may fluctuate dramatically.

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